Exhibit 99.1

Frank’s International N.V. 10260 Westheimer Rd, Suite 700 Houston, Texas 77042

PRESS RELEASE	FOR IMMEDIATE RELEASE

Frank’s International Announces Key Senior Management Promotions, Hires and Related Personnel Changes

HOUSTON, June 13, 2018 (GLOBE NEWSWIRE) — Frank’s International N.V. (NYSE:FI) (the “Company” or “Frank’s”) and its Board of Supervisory Directors today announced several key senior management promotions, hires and related personnel changes.

Tubular Running Services

After a distinguished tenure of 26 years with Frank’s International, Burney “B.J.” Latiolais, Jr. will be leaving the Company at the end of 2018. Since beginning his nearly 40-year career in oil services as the founder and CEO of Louisiana Tubing Testers and Centralizers to his role as President of Tubular Running Services at Frank’s International, Mr. Latiolais has been a leader in the marketing and innovation of a broad range of oilfield services and product lines.

In his various leadership positions at Frank’s, Mr. Latiolais has been instrumental in the global expansion of the Company’s product and services lines as well as in the design and development of 20 patents related to oilfield tools and applications, of which he is listed as the primary or secondary inventor. Additionally, Mr. Latiolais has assembled and managed a talented team of professionals who have been integral in Frank’s International becoming a leader in tubular running services and well-positioned for continued success in delivering safe, quality and reliable service to the Company’s global customer base.

Mr. Latiolais will serve as an executive advisor to Frank’s senior management team in the areas of strategy, industry alliances and customer relationships, while assisting in the transition and succession of management activities and responsibilities.

Mr. Latiolais commented, “I take pride in the significant accomplishments we have achieved during my more than 25 years at the Company. It has been my pleasure to work with what I view as the most talented team in our industry, and I am confident they will continue to drive Frank’s success well into the future.”

Steve Russell has been promoted to the role of President of Tubular Running Services (“TRS”), effective immediately. Mr. Russell has more than 25 years of operational and administrative experience with oilfield services companies including international assignments in nine countries. Prior to joining Frank’s as Senior Vice President, Global Human Resources in 2017, Mr. Russell held field, engineering and management positions of increasing responsibility, including six years at Archer Ltd. and more than 20 years at Schlumberger Ltd. During his tenure at Archer Ltd. and Schlumberger Ltd., he managed operations in Asia Pacific, North Sea, Russia and U.S. Gulf of Mexico and held global functional leadership positions in human resources, supply chain and business development.

Natalie Questell has been promoted to the position of Vice President, Human Resources, to succeed Mr. Russell, effective immediately. Mrs. Questell most recently served as the Company’s Director of Global Total Rewards and has more than 15 years of experience working with global benefit plans and talent management at various companies including Transocean, Sysco, Chevron and Northrop Grumman.

Tubular Sales

Nigel Lakey has been named to lead the Company’s Tubular Sales business effective June 18, providing full-time, dedicated leadership as Frank’s focuses on continuing to grow this business unit and expand its product offering and international presence. He will also be responsible for overseeing the growth and international expansion of the Company’s Drilling Tools operation. Previously, Mr. Lakey was President and CEO at Reservoir Drilling Solutions, Inc; Managing Director at Icon Energy Services; and Director and CEO at Fratex Incorporated. He also spent 12 years at Tesco Corporation, where he most recently served as Senior Vice President. Mr. Lakey brings a strong professional history of sustaining and growing businesses, and a proven track record of translating strategic planning and business analysis into tangible revenue growth and improved financial performance.

General Counsel

John Symington has been named Senior Vice President, General Counsel, Secretary and Chief Compliance Officer effective June 25, and will replace Alejandro (“Alex”) Cestero who will leave Frank’s on June 29 to pursue other opportunities, but will continue to support the Company and senior management on a transitional basis for several months. Mr. Symington previously served for nearly seven years in senior legal positions at Seadrill Group, including most recently as Chief Legal Officer. Prior to that, he served as General Counsel and Secretary for another oilfield services company, Enventure Global Technology. Mr. Symington has also served as counsel at the law firm of Selman, Munson & Lerner, P.C., where he provided legal counsel on corporate matters including international practice, transactions and dispute resolution. Earlier in his career he spent 11 years with Schlumberger Ltd. in various legal capacities in South and North America.

Michael Kearney, Chairman, President and Chief Executive Officer of Frank’s commented, “Today’s announcements are key steps in building on our previous success and further strengthening our new business unit organizational structure for the long-term. Since joining Frank’s last year, Steve has become a trusted resource in providing key management oversight resulting in improved operational accountability. Not only does he bring extensive oilfield services operational and administrative experience to the role, but he also has forged strong relationships with leaders throughout the Company, which will prove invaluable as he assumes leadership of our TRS business unit. I am also pleased to have Natalie succeed Steve and lead our human resource efforts. I will work closely with her as we further foster our positive work environment and organizational culture for the benefit of our approximately 2,900 employees worldwide.”

Mr. Kearney continued, “We look forward to welcoming Nigel and John to our senior management team later this month. Both have significant experience and expertise in their respective practices that will help lead us toward our organizational goals as the market for our products and services recovers. We appreciate B.J.’s 26 years of dedication and contributions to Frank’s and wish him well. We also want to acknowledge Alex Cestero for his leadership in strengthening the Company’s legal function and culture of compliance over the past three years. Each of these leaders have developed strong teams that I am confident will support the organization and our customers well through the transition. We wish them the best in their future endeavors.”

About Frank’s International

Frank’s International N.V. is a global oil services company that provides a broad and comprehensive range of highly engineered tubular running services, tubular fabrication, and specialty well construction and well intervention solutions with a focus on complex and technically demanding wells. Founded in 1938, Frank’s has approximately 2,900 employees and provides services to leading exploration and production companies in both onshore and offshore environments in approximately 50 countries on six continents. The Company’s common stock is traded on the NYSE under the symbol “FI.” Additional information is available on the Company’s website, www.franksinternational.com.

Contact

Blake Holcomb – Director, Investor Relations and Communications

blake.holcomb@franksintl.com

713-231-2463